Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-194685-01

January 5, 2017

American Airlines, Inc.

$197,777,000

2017-1 Pass Through Trusts

Pass Through Certificates, Series 2017-1B

Pricing Term Sheet, dated January 5, 2017 to the preliminary prospectus supplement dated January 5, 2017 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc. (“American”).

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class B Pass Through Certificates, Series 2017-1B (“Class B Certificates”)

Amount:	$197,777,000

Price to Public:	100%

CUSIP:	02378W AA7

ISIN:	US02378WAA71

Coupon/Stated Interest Rate:	4.950%

Make-Whole Spread Over Treasuries:	0.500%

Available Amount under the Liquidity Facility at August 15, 2017 [1]:	$14,684,943

Initial “Maximum Commitment” under the Liquidity Facility:	$15,555,162

Underwriters’ Purchase Commitments:
Credit Suisse Securities (USA) LLC	$37,579,000
Citigroup Global Markets Inc.	$37,577,000
Deutsche Bank Securities Inc.	$37,577,000
Goldman, Sachs & Co.	$13,844,000
Morgan Stanley & Co. LLC	$13,844,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$13,844,000
Barclays Capital Inc.	$13,844,000
J.P. Morgan Securities LLC	$13,844,000
BNP Paribas Securities Corp.	$ 3,956,000
Credit Agricole Securities (USA) Inc.	$ 3,956,000
ICBC Standard Bank Plc	$ 3,956,000
U.S. Bancorp Investments, Inc.	$ 3,956,000

[1]	The first Regular Distribution Date to occur after all Aircraft are expected to have been financed pursuant to this offering.

Underwriting Commission:	$2,076,658.50

Concession to Selling Group Members:	0.50%

Discount to Brokers/Dealers:	0.25%

Settlement:	January 13, 2017 (T+6), the sixth business day after the date hereof

On January 4, 2017, American entered into an underwriting agreement with respect to the sale of $536,811,000 aggregate face amount of its 3.650% Class AA Certificates and $248,627,000 aggregate face amount of its 4.000% Class A Certificates.

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.